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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                            Creative Computers, Inc.
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                                (Name of Issuer)



                                  Common Stock
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                          (Title of Class of Securities)



                                  22527 E 107
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                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 22527 E 107                 13G                      Page 2 of 5 Pages


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Frank F. Khulusi
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                             (a)   [X]
                                                             (b)   [_]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
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NUMBER OF           5     SOLE VOTING POWER

SHARES 2,112,667 (including 16,667 shares subject to options exercisable within 60 days of 12/31/97)
BENEFICIALLY

OWNED BY

EACH

REPORTING

PERSON

WITH
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                    6     SHARED VOTING POWER

                          None
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                    7     SOLE DISPOSITIVE POWER

                          2,112,667 (including 16,667 shares subject to options exercisable within 60 days of 12/31/97)
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                    8     SHARED DISPOSITIVE POWER

                          None
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,112,667 (including 16,667 shares subject to options exercisable within 60 days of 12/31/97)
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        20.9%
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12      TYPE OF REPORTING PERSON*

        IN
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Item 1(a)  Name of Issuer:
             Creative Computers, Inc.


Item 1(b)  Address of Issuer's Principal Executive Offices:
             2645 Maricopa Street
             Torrance, California 90503


Item 2(a)  Name of Person Filing:
             Frank F. Khulusi


Item 2(b)  Address of Principal Business Office or, if none, Residence:
             2645 Maricopa Street
             Torrance, California 90503


Item 2(c)  Citizenship:
             United States of America


Item 2(d)  Title of Class of Securities:
             Common Stock


Item 2(e)  CUSIP Number:
             22527 E 107


Item 3     Not applicable.


Item 4     Ownership.

           (a)  Amount of Beneficially Owned:

                2,112,667 (including 16,667 shares subject to options exercisable within 60 days of 12/31/97)


           (b) Percent of Class (based on number of shares outstanding reported on the Issuer's Form 10-Q for the quarter ended 9/30/97):

                20.9%

           (c)  Number of shares as to which such person has:


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          (i)   sole power to vote or to direct the vote:

                2,112,667 (including 16,667 shares subject to options exercisable within 60 days of 12/31/97)


          (ii)  shared power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of:

                2,112,667 (including 16,667 shares subject to options exercisable within 60 days of 12/31/97)


          (iv)  shared power to dispose or to direct the disposition of:  0


Item 5  Ownership of Five Percent or Less of a Class:
          Not applicable.


Item 6  Ownership of More than Five Percent on Behalf of Another Person:
          Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
          Not applicable.


Item 8  Identification and Classification of Members of the Group.
          Not applicable.


Item 9  Notice of Dissolution of Group.
          Not applicable.


Item 10  Certification.
          Not applicable.

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                                   SIGNATURE
                                   ---------



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1998


/s/ FRANK F. KHULUSI
--------------------
Frank F. Khulusi


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